RANDALL G. ROGG CPA
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260 LANSDOWNE AVENUE, CARLE PLACE, NY  11514
(516) 338-6884

May 17, 2002


The Prison Connections Inc, formerly know as
Business Advantage No 8 Inc.
4358 Wellington Shores Drive
Wellington, FL, 33467


Independent Auditor's Consent

I consent to the use of my Independent Auditors'
Report for the periods ended October 31, 1998, October 31, 1999, October 31, 2000 and October 31,
2001 and on the financial statements of The Prison
Connection, Inc., formerly known as, Business
Advantage No. 8 Inc. appearing in the Prospectus, which is part of the Registration Statement.

Randall G. Rogg
Certified Public Accountant